Exhibit 10.2

ADDENDUM TO STANDARD OFFER,

AGREEMENT AND ESCROW INSTRUCTIONS

FOR PURCHASE OF REAL ESTATE

(“ADDENDUM”)

THIS ADDENDUM, dated for reference purposes as of November 5, 2010, is made and entered into by and between the undersigned Buyer and Seller. Pursuant to this Addendum, that certain STANDARD OFFER, AGREEMENT AND ESCROW INSTRUCTIONS FOR PURCHASE OF REAL ESTATE dated November 5, 2010 (the “Agreement”) by and between Buyer and Seller for the purchase and sale of El Dorado Park Self Storage and 405 Self Storage is hereby amended and modified as follows:

1. Definitions; Addendum Controlling. Unless otherwise defined herein, the capitalized terms used herein shall have the meanings given them in the Agreement. In the event of any conflict between the Agreement and this Addendum, the terms and provisions of this Addendum shall be deemed to be controlling.

2. Expected Closing Date. Notwithstanding anything contained in Paragraph 1.1 of the Agreement to the contrary, the Expected Closing Date shall occur on December 16, 2010 unless Seller and Buyer, in their sole and absolute discretion, agree to an extension of such date. Buyer acknowledges and agrees that the Expected Closing Date is of material consideration to Seller for entering into the Agreement and that time shall be of the essence hereunder with respect to all obligations of Seller and Buyer under the Agreement and this Addendum. Accordingly, in the event Escrow shall fail to close on or before the Expected Closing Date, Seller shall have the right, at its election, to terminate the Agreement and the Escrow immediately upon delivery of written notice thereof to Buyer and the Escrow, in which event the Deposit shall be returned to Buyer, without the consent or joinder of Seller being required, and notwithstanding any contrary instructions which might be provided by Seller; provided however, that in the event the failure to close is due to a default by either party under the Agreement, then Paragraph 21 of the Agreement and Sections 8 and 28 of this Addendum shall apply, as applicable, and shall be controlling.

3. Allocation of Purchase Price; Closing Costs, and Terms of Deposit.

(a) The Purchase Price shall be allocated $13,100,000.00 for 405 Self Storage and $12,900,000.00 for El Dorado Park Self Storage. Seller shall pay any costs assessed by Seller’s lender for defeasance or transfer fees. Seller shall pay for a standard CLTA title insurance policy to be issued to Buyer at closing; and Buyer shall be responsible for the additional premium for ALTA extended coverage and for all endorsements. Buyer and Seller shall each pay one-half of any recording or Escrow fees; and Seller shall pay any documentary transfer taxes and any customary county or municipal fees. Buyer and Seller shall each be responsible for payment of one-half ( 1/2) of any sales or use taxes, if any, relating to the transfer of any personal property to Buyer hereunder. All other closing costs shall be paid by the parties according to custom in Los Angeles County. All costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, shall be paid by Seller. Additionally, on the Expected Closing Date, Seller shall leave petty cash in the amount of Two Hundred and no/100 Dollars ($200.00) on site at each project comprising the Property, which amount shall be reimbursed by Buyer to Seller at Closing as a credit in favor of Seller on the closing statement.

(b) The Deposit shall be applicable to the Purchase Price. At such time as the Buyer’s Contingencies are approved or waived by Buyer pursuant to Paragraph 9 of the Agreement, the Deposit shall be non-refundable, except as may be otherwise expressly provided in this Agreement, and applied to the Purchase Price at Closing. In the event of any default under the Agreement by Buyer, not cured within the applicable notice and cure period, the Deposit shall constitute liquidated damages pursuant to Paragraph 21 of the Agreement.

(c) Any funds delivered by Buyer to the Escrow Holder pursuant to Section 10.3(a) of the Agreement shall be held in escrow by the Escrow Holder until such time as Buyer has authorized the disbursement of said funds in writing. At any time prior to Buyer providing Escrow Agent with written authorization to disburse funds deposited with Escrow Holder pursuant to Section 10.3(a) of the Agreement, the Escrow Agent shall, upon Buyer’s request, immediately returned to Buyer said funds, without the consent or joinder of Seller being required, and notwithstanding any contrary instructions which might be provided by Seller. However, notwithstanding any of the foregoing to the contrary, the Deposit of Two Hundred Thousand Dollars ($200,000.00) (as “Deposit” is defined in Paragraph 4.3 of the Agreement) shall remain in Escrow pending the Closing of Escrow (at which time it shall be fully applicable to the Purchase Price), except as otherwise provided in Paragraph 21 (Liquidated Damages) of the Agreement or Section 8 (Seller’s Default) of this Addendum below, whichever is applicable.

4. Due Diligence Documents. Subparagraph 9.1(a) of the Agreement is hereby amended in its entirety to provide that: (a) Seller shall deliver to Buyer, within five (5) days after the Date of Agreement, the “Due Diligence Documents” identified in Schedule “A” attached hereto and made a part hereof, to the extent available to Seller; and (b) promptly upon the opening of Escrow, the Escrow Holder shall order a standard Natural Hazards Disclosures Statement (at Seller’s expense) for Buyer’s review. Buyer shall have thirty (30) days from the Date of Agreement to satisfy itself with regard to the Due Diligence Documents and the Natural Hazards Disclosures Statement. If this Agreement is terminated, Buyer shall promptly return all of the Due Diligence Documents to Seller. Notwithstanding anything to the contrary contained in the Agreement or this Addendum, in no event shall the return of the Due Diligence Documents to Seller by Buyer (or any other items required to be returned to Seller by Buyer under the Agreement), be a condition to the return of the Deposit to Buyer by the Escrow Holder, should Buyer be entitled to the return of the Deposit under the express terms of the Agreement or this Addendum (but the foregoing shall not relieve Buyer of the obligation to return the Due Diligence Documents to Seller in the event Escrow is cancelled for any reason).

5. As Is, Where Is.

(a) As a material inducement to the execution and delivery of the Agreement by Seller, Buyer does hereby acknowledge, represent, warrant and agree, to and with Seller, that: (a) Buyer is purchasing the Property in its “AS-IS,” “WHERE IS” condition and SUBJECT TO ALL RISKS; (b) Seller shall have no obligation to repair or correct any faults, defects or conditions with respect to the Property or to compensate Buyer for same; (c) by the Close of Escrow, Buyer shall have undertaken all such physical inspections and examinations of the Property as Buyer deems necessary or appropriate, and that based upon same, Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its agents and consultants; (d) except as to any representations on the part of Seller under Paragraph 12.1 of the Agreement, as modified, neither Seller nor any partner, officer, employee, person, member, firm, agent or representative acting or purporting to act on behalf of Seller, is making or has made any warranty or representation, whether express or implied, with respect to all or any part of the Property or with respect to any information disclosed in the Due Diligence Documents as an inducement to Buyer to enter into this Agreement and thereafter to purchase the Property (including, but not limited to, any representations or warranties as to the condition, value, expense of operation, or income potential of the Property); (e) by reason of all of the foregoing, Buyer shall assume the full risk of any loss or damage occasioned by any fact, circumstance, fault, condition or defect pertaining to the physical and financial condition of the Property; and (f) Buyer hereby expressly and unconditionally waives and releases Seller and all of its parents, subsidiaries, affiliates, members, and agents and their respective officers, directors, members, shareholders, agents and employees, and their respective successors, heirs and assigns and each of them from any and all rights, claims and/or causes of action Buyer may have with respect to the Property. In furtherance of the foregoing, the Grant Deed to be recorded at the close of Escrow shall expressly provide that Buyer is taking title to the Property in its AS IS, WHERE IS condition and SUBJECT TO ALL RISKS, and that the conveyance of title is subject to all matters of record. This Section 6 shall survive the close of Escrow and recordation of the Deed and shall remain in full force and effect as an agreement between Buyer and Seller.

(b) Notwithstanding anything to the contrary contained in Section 12.1 of the Agreement, all warranties and representations on the part of Seller thereunder shall be to the actual knowledge of A. Terrance Dickens on the basis of his actual knowledge (as distinguished from implied, imputed and constructive knowledge), without any duty of investigation or inquiry other than review of his own records, and are made with the exclusion of any facts disclosed to or otherwise known by Buyer. However, in no event shall the foregoing give rise to any personal liability on the part of Mr. Dickens or any other member, officer or employee of Seller; provided, however, that Seller represents and warrants to Buyer that Terrance Dickens is familiar with the day to day operations of the Property, and is the individual in Seller’s business organization that is most familiar (on an executive level) with the Property and the facts underlying the foregoing representations and warranties.

(c) Notwithstanding anything to the contrary contained in this Section 5 or elsewhere in this Addendum or the Agreement, the terms and provisions of this Section 5 shall in no manner affect, diminish, modify, impair or vitiate any of Seller’s representation, warranties and/or covenants contained in this Addendum, the Agreement and/or in any of the documents executed by Seller at closing.

6. Buyer’s Inspection of the Property. Buyer’s inspection of the Property pursuant to Paragraphs 9.1 and 14 of the Agreement shall be subject to the following terms and conditions:

(a) Buyer (including its agents, consultants and/or employees) shall have the right to enter upon the Property on customary business days upon 48 hours prior written notice to Seller as to the time, place and scope of Buyer’s proposed inspection, for the purpose of inspecting the Property including the roof, tenant spaces, and mechanical systems; provided, however, that: (i) any such inspection must be non-intrusive and shall be subject to such limitations as may be reasonably imposed by Seller for the protection of the Property and the tenants thereof; (ii) no such inspections may be undertaken by Buyer unless and until it has provided Seller with an insurance certificate evidencing the insurance coverage required pursuant to subparagraph 6(b) below; and (iii) in the event Buyer desires to perform any environmental analysis of the Property in the course of Buyer’s investigation of the Property, the scope of any such analysis which requires physical sampling of all or any part of the Property shall be subject to the prior written consent of Seller, which consent Seller may grant or deny at its sole and absolute discretion. Buyer shall indemnify, defend, protect and hold harmless Seller and the Property in connection with its inspection of the Property as more particularly provided in Paragraph 14 of the Agreement, which obligation on the part of Buyer shall survive, as applicable, any termination of this Agreement or the close of Escrow and recordation of the Deed.

(b) Prior to any inspections of or entry onto the Property by Buyer or its agents, employees or consultants, Buyer shall, at its sole cost and expense, obtain for the benefit of Seller commercial liability and property damage insurance coverage with combined single limit coverage in an amount not less than $2,000,000.00 issued by an insurance company qualified to do business in the State of California naming Seller as an additional insured thereunder, in connection with any claims arising from Buyer’s inspection.

(c) Seller agrees, at no cost or expense to Seller, to reasonably assist Buyer’s auditor in the conduct of an audit of the income statements of the Property for the current year and the two prior years.

Additionally, from the Date of Agreement through and including seventy five (75) days after the Expected Closing Date, Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Buyer with such additional information concerning the same as Buyer shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Buyer (or Strategic Storage Operating Partnership, L.P. or Strategic Storage Trust, Inc.), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Buyer’s sole cost and expense, following the Due Diligence Period (as defined in Section 17 below), Seller shall allow Buyer’s auditor (Reznick Group, P.C. or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, following the Closing of Escrow or at such earlier time following the Due Diligence Period as may be required by the SEC, Seller agrees to provide to Buyer’s auditor a letter of representation substantially in the form attached hereto as Exhibit “B”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property. Without limiting the foregoing, (i) Buyer or its auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Buyer acknowledge and agree that the letter of representation to be delivered by Seller to Buyer substantially in the form attached hereto as Exhibit “B” is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Buyer pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 6(c) shall survive Closing. However, notwithstanding any of the foregoing to the contrary, Seller shall have no obligation to provide, disclose or furnish to Buyer or its auditor or other agents any of the following (the “Excluded Items”): (A) any personal records or other personal information of any member, officer, agent or employee of Seller, or any personal records or other personal information of any member, officer, agent or employee of any member of Seller, including but not limited to personal books, ledgers, files, correspondence, contracts, agreements, work product, tax returns (including any other communications to or from the Internal Revenue Service, the California Franchise Tax Board or any other governmental entity), documents or other materials, whether located on- or off-site; (B) Seller’s tax returns or any other communications to or from the Internal Revenue Service, the California Franchise Tax Board or any other governmental entity relating to the taxation of Seller’s (or its members’) income; and/or (C) any information or documentation or other materials which is/are privileged or confidential (such as, by way of example only, attorney work product or attorney-client communications).

Further, all information, materials, data and documents requested by Buyer or its auditor (collectively, the “Confidential Information”) in connection with Buyer’s Form 8-K shall be treated and held as confidential by Buyer and its auditor and shall be disclosed only to the extent required by applicable securities laws and regulations; and Buyer and its auditor shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with Buyer’s Form 8-K. Buyer and its auditor shall also take all necessary and appropriate measures to assure that any representatives of Buyer or its auditor who receive or have access to the Confidential Information shall observe and comply with the provisions of this paragraph, which paragraph shall survive the close of Escrow.

Notwithstanding any provisions of this Section 6 and Exhibit “B” to the contrary, Buyer hereby acknowledges and agrees that: (1) Buyer shall have no right to delay, postpone or extend the Due Diligence Period or the Expected Closing Date in connection with the foregoing provisions of this Section 6; (2) Seller does not prepare its books, records and other financial statements and information in accordance with GAAP (as defined in Exhibit “B” hereto), and Seller makes no representation or warranty as to the adoption of adequate programs to prevent and detect fraud; (3); Seller may amend Exhibit “B” to reflect any exceptions, if any, to the representations and warranties therein and to reflect that any such representations and warranties are only to the actual knowledge of Seller; (4) Buyer, at its sole cost and expense, shall be responsible for payment of all reasonable costs and expenses incurred by Seller and its members pursuant to this Section 6 and Exhibit “B” hereto, including, but not limited to, all fees and costs charged by Seller’s accountant and/or auditor, the cost and expense of converting Seller’s books, records and other financial statements and information to GAAP, any legal fees necessary in connection with any opinion letter required pursuant to Exhibit “B” hereto or required by any auditor or accountant in connection therewith, and the cost and expense of preparation by Seller’s accountant and/or auditor of any financial statements for Seller; provided, however, that Buyer shall not be responsible for the foregoing costs and expenses to the extend they exceed $5,000.00 (the “Expense Cap”); (5) Seller shall be responsible for providing the required information only through the Expected Closing Date, (6) Seller may, at its option, require payment by Buyer in advance for any of the expenses to be incurred by Seller pursuant to this Section 6 and Exhibit “B”, subject to the Expense Cap; and (7) the terms and provisions of this paragraph, including but not limited to the monetary obligations of Buyer, shall survive the Closing of Escrow and recordation of the Grant Deed or, if applicable, the termination of the Agreement.

7. Right to Receivables and Operation of the Property.

(a) Notwithstanding anything in Paragraph 11.3 of the Agreement to the contrary, Seller shall receive a credit at closing for: (i)100% of all uncollected rent receivables which are due from the current tenants of the Property, but which are not more than ten days past-due as of the date that Escrow closes, and (ii) 90% of all uncollected rent receivables which are due from the current tenants of the Property, but which are past-due for a time period of eleven to thirty days as of the date that Escrow closes; and Seller shall have no further rights in and to any rents collected by Buyer from and after Closing. Seller shall also receive a credit at the close of Escrow for all bonds, security Deposit, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility, or similar entity (collectively, “Owner Deposit”) to the extent assignable to Buyer, and actually assigned to Buyer at Closing. To the extent any Owner Deposit are not assignable to Buyer, Buyer shall replace such Owner Deposit and Seller shall obtain the release of Seller (or its affiliates) from any obligations under such Owner Deposit. To the extent that any funds are released as a result of the termination of any Owner Deposit for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.

(b) If, as a result of any tax protest or otherwise, any refund or reduction of any real property taxes or other taxes, fees or assessments relating to the Property is granted by the applicable taxing agency for the time period preceding the date of closing of Escrow, Seller shall be entitled to receive or retain such refund or the benefit of such reduction.

(c) Seller hereby reserves the right, during the pendency of the Escrow, to enter into new rental agreements and to modify existing rental agreements with new or existing tenants of the Property in the normal course of business. Subsequent to Closing, Seller have the right to send notice to the service, maintenance, supply and other contractors serving the Property, advising them of the sale of the Property to Buyer.

(d) Seller shall be entitled to a time period of six (6) months occupancy at no rent following the close of Escrow for those rental units presently occupied by Seller or its affiliates and associates, as more particularly described on Exhibit “F” attached hereto and incorporated herein.

(e) Buyer agrees that Seller shall retain all rights to, and the conveyance of the Property to Buyer shall not include, the trade names and trademarks “Too Much Stuff Self-Storage” and “2 Much Stuff Self-Storage”, provided, however, that Buyer and Seller shall cooperate in good faith prior to closing to enter into a license agreement in the event Buyer desires the right to use such trade names and trademarks in connection with the Property (but such license shall not pertain to any properties other than the Property).

(f) The foregoing provisions of this Paragraph 7 shall survive the close of Escrow and recordation of the Deed and shall remain in full force and effect as an agreement between Buyer and Seller.

8. Seller’s Default. If Escrow does not close due to the default of either party comprising Seller, and such default is not cured by Seller within fifteen (15) days from receipt of written notice of default from Buyer, and Buyer does not waive such default in writing, Buyer’s sole and exclusive remedy and recourse hereunder shall be to either: (a) terminate the Agreement and the Escrow by giving written notice to Seller and the Escrow Holder, in which case the full amount of the Deposit and all interest earned thereon shall be immediately refunded to Buyer, and Seller shall reimburse Buyer upon demand for any and all reasonable third party out-of-pocket expenses incurred by Buyer in connection with this Agreement, including without limitation appraisal fees, engineering fees, legal and accounting fees and accounting fees, and other related due diligence costs, or (b) enforce specific performance of Seller’s obligation under this Agreement, in which case Buyer hereby waives any action for monetary, compensatory or consequential damages, provided, however, that in the event that specific performance for any reason is unavailable then Buyer shall be entitled to pursue the remedy set forth in Section 8(a) above. However, except in the event of an anticipatory breach by Seller, the failure of any condition or contingency shall not constitute a default by Seller, and Buyer shall have no right to declare Seller in default hereunder unless Buyer has performed all obligations of Buyer under this Agreement, and has satisfied or waived, as applicable, all conditions and contingencies to Buyer’s obligation to close hereunder. Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for any such default of Seller.

9. Brokers. The terms of the commission arrangement between Seller and the Broker identified in Paragraph 7.1 of the Agreement (the “Designated Broker”) shall be by separate written agreement, and the Designated Broker shall not be considered as a third party beneficiary under the Agreement and shall have no rights thereunder. Buyer acknowledges that certain principals of Seller, including A. Terrance Dickens and James D. Vandever, are licensed as real estate brokers. Except for Seller’s arrangement with the Designated Broker, each party hereto warrants and represents to the other party that it has not used the services of any broker or finder to whom a commission is payable in connection herewith; and each party hereto agrees to indemnify and hold harmless the other party from and against any and all claims, costs, expenses or damages (including, but not limited to, reasonable attorneys’ fees and court costs) arising from any agreement, arrangement or understanding alleged to have been made by the indemnifying party with any broker or finder in connection with the Agreement. Buyer shall have no liability whatsoever for any commissions, fees or other amounts which may be payable to Designated Broker in connection with the Agreement or the transaction contemplated hereby, and Seller hereby indemnifies and agrees to hold Buyer harmless therefrom (except to the extent such liability results from any written agreement made between Buyer or any agent thereof and the Designated Broker).

10. Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that:

(a) Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of such State, and is not subject to any bankruptcy proceedings;

(b) Buyer is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities; and

(c) The Due Diligence Documents and all information regarding the Property made available to Buyer by Seller or its agents or representatives (collectively, the “Proprietary Information”) shall be considered confidential (except to the extent already in the public domain) and shall not be disclosed by Buyer, except as may be required by law, to any other person except those assisting Buyer with the transaction. If the transaction contemplated hereby fails to close, Buyer shall return to Seller, or cause to be returned to Seller, all Proprietary Information. This subparagraph shall survive any termination of this Agreement.

11. Assignment by Buyer. Buyer may not assign its rights under the Agreement without the reasonable prior written consent of Seller; provided, however, that Seller agrees to consent to an assignment to an entity affiliated with Buyer or its members so long as such affiliate agrees in writing to assume and perform all of Buyer’s obligations under the Agreement. Additionally, Buyer shall have the right, without Seller’s consent, to assign its rights under the Agreement an entity in which Strategic Storage Operating Partnership, L.P., a Delaware limited partnership and/or Strategic Storage Trust, Inc., a Maryland corporation, has a direct or indirect ownership interest, which entity shall agree in writing to assume and perform all of Buyer’s obligations under the Agreement.

12. Intentionally Deleted.

13. NO OPTION TO PURCHASE. THE SUBMITTAL OF THE AGREEMENT AND THIS ADDENDUM TO BUYER FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO SELL OR AN OPTION TO PURCHASE THE PROPERTY. THE AGREEMENT AND THIS ADDENDUM SHALL BE EFFECTIVE AND BINDING ONLY IF AND WHEN EXECUTED AND DELIVERED BY BOTH BUYER AND SELLER. UNLESS AND UNTIL THE AGREEMENT AND THIS ADDENDUM ARE FULLY EXECUTED AND DELIVERED BY BOTH BUYER AND SELLER, SELLER SHALL HAVE THE ABSOLUTE, UNRESTRICTED RIGHT TO TERMINATE NEGOTIATIONS AND TO WITHDRAW THE PROPERTY FROM SALE TO BUYER.

14. Buyer’s Name. Section 1.1 of the Agreement is revised to provide that SSTI Acquisitions, LLC is a Delaware, not a California, limited liability company.

15. Non-Competition. Each entity comprising Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Buyer at Closing in the form attached hereto as Exhibit “H”. The Non-Compete Agreement shall provide that neither party comprising Seller nor any of its principals, partners, members, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of two (2) years subsequent to the Closing within a two (2) mile radius of the Property.

16. Property. The real property to be conveyed pursuant to the terms of the Agreement is more particularly described on Exhibit “A” attached hereto and incorporated herein. For purposes of the Agreement, the Property shall include: (i) all easements, if any, benefiting the real property, (ii) all rights and appurtenances pertaining to the real property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way, (iii) all improvements and related amenities in and on the real property, comprising approximately (a) 87,348 net rentable square feet of storage space and 772 rental units with respect to the 405 Self Storage facility, and (b) 87,021 net rentable square feet of storage space and 825 rental units with respect to the El Dorado Storage facility, (iv) Seller’s interest under (a) all written leases, occupancy agreements and rental agreements for rental units in the Property, including all tenant leasing files, together with all tenant security Deposit held by Seller on the Expected Closing Date, and (b) all cellular tower leases relating to the Property, if any, as more particularly described on Exhibit “C” attached hereto and incorporated herein, (v) all appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and located on or about the real property and the improvements, including, without limitation, any and all motor vehicles set forth on Exhibit “D” attached hereto, those items of personal property set forth on Exhibit “D” attached hereto, and further including all on-site moving trucks, if any, listed on Exhibit “D” hereto, (vi) Seller’s interest (to the extent the same is assignable) under those service contracts listed on Exhibit “E” attached hereto which Buyer elects to assume during the “Due Diligence Period” (as defined below), with Seller being obligated to terminate all other service contracts effective as of Closing provided they are cancellable on 30 days notice or less without payment of any penalty, and provided that Buyer shall assume (to the extent assumable) any such non-terminable contracts (copies of which shall be provided to Buyer in accordance with Schedule “A” hereto), and (vii) all intangible property owned by Seller and pertaining to the real property and related improvements, including, without limitation, (a) all “yellow page” advertisements, (b) all transferable utility contracts, (c) all transferable telephone exchange numbers, including the telephone numbers 310.725.0088 and 562.799.9900 and the telecopy numbers 310.725.0083 and 562.799.1442, (d) all plans and specifications, (e) all licenses, permits, engineering plans and landscape plans, (f) all assignable warranties and guarantees relating to the Property or any part thereof, and (g) all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property, including the domain name edstore.com and 405selfstorage.com. However, notwithstanding any of the foregoing to the contrary: (A) Seller shall retain 100% ownership of the trade names and trademarks “Too Much Stuff Self-Storage” and “2 Much Stuff Self-Storage” as more particularly provided in Subsection 7(e) of this Addendum above; and (B) the Property shall not include the furniture, computers, printers and similar office equipment owned by Dickens Properties in its function as property manager, which is located in the private office at El Dorado Park Self Storage where Dickens Properties runs its commercial real estate and management operations—such office has no customer or storage employee access, and the activity conducted in such office does not directly impact the day to day operations of the storage business.

17. Due Diligence Period. Buyer shall have a period of thirty (30) days following the Date of Agreement (herein the “Due Diligence Period”) within which to review the Due Diligence Documents and all other matters relating to the Property. In the event Buyer, for any reason or no reason, is not satisfied with its review of any such matters, Buyer shall have the right, in its sole and absolute discretion, to terminate the Agreement upon written notice to Seller delivered prior to the expiration of the Due Diligence Period, in which event (i) the Deposit immediately shall be returned to Buyer by the Escrow Holder, without the consent or joinder of Seller being required, and notwithstanding any contrary instructions which might be provided by Seller, and (ii) the parties shall have no further rights or obligations under the Agreement except for such matters that expressly survive termination of the Agreement (the “Surviving Obligations”. In the event of any conflict between the terms of this Section 17 and any other provision set forth in either this Addendum or the Agreement, it is expressly understood and agreed that this Section 17 shall control.

18. Insurance. From the Date of Agreement through and including the Expected Closing Date, Seller agrees to keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates. Seller shall provide Buyer with copies of all insurance policies showing the aforementioned coverage with the Due Diligence Documents within five (5) days after the Date of Agreement.

19. New Service Contracts. From the Date of Agreement through and including the Expected Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to conduct the normal day to day operation of the Property, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty (except that Seller may enter into a new trash disposal contract for a term up to one year, provided that a copy thereof shall be provided to Buyer during the Due Diligence Period).

20. Obligation to Provide Notices. Seller agrees to promptly provide Buyer with copies of any and all notices which Seller receives from and after the Date of Agreement concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, or (iii) any litigation filed or threatened against Seller or the Property.

21. Title Matters. Seller shall convey good and marketable title to the Property to Buyer at Closing, subject only to the “Permitted Encumbrances” (defined below). Within two (2) business days following the Date of Agreement, Seller shall order from the Escrow Holder, at its sole cost and expense, and deliver to Buyer, a title commitment (the “Title Commitment”) for an ALTA Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Title Company, insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein. Buyer shall have ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Buyer’s objections to title (the “Title Objection Letter”); provided, however, that any such Title Objection Letter shall be delivered to Seller within a maximum of twenty-five (25) calendar days from the Date of Agreement or shall be deemed waived by Buyer. Seller shall have the right, but not the obligation, to cure Buyer’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Buyer in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Buyer’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Buyer shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive an immediate refund of the Deposit, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Buyer (including matters initially objected to by Buyer which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment and that are unacceptable to Buyer, Buyer shall within five (5) days after receipt of any such update to the Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Buyer (i) any Unacceptable Encumbrances that arise by, through or under Seller (but the foregoing shall not prevent Seller from contesting with the title insurance company any Unacceptable Encumbrance which Seller believes in good faith is fraudulent), and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the satisfaction of Buyer (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Buyer may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Expected Closing Date, (ii) five (5) days after Seller’s written notice to Buyer of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Deposit shall be returned to Buyer, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder other than the Surviving Obligations.

22. Survey. Within three (3) business days following the Date of Agreement, Buyer shall order, at its sole cost and expense, current, as-built surveys of each parcel of land comprising the Property prepared by a registered surveyor acceptable to Buyer (the “Survey”), which may be an update of any existing survey delivered by Seller to Buyer under Section 4 of this Addendum.

23. Real Estate Reporting Person. Seller and Buyer hereby designate the Escrow Holder as the “Real Estate Reporting Person” with respect to the transaction contemplated by the Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Holder, by its execution below, hereby accepts such designation.

24. Disapproved Items. Section 9.3 of the Agreement is hereby deleted in its entirety.

25. Additional Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

(a)

the list of contracts attached hereto as Exhibit E is a true, correct and complete list of all service contracts, equipment leases and/or maintenance agreements affecting the Property (including month-to-month contracts, equipment leases and agreements), and there are no other such agreements affecting the Property;

(b)	Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended;

(c)	at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property;

(d)

Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the land or the improvements comprising the Property;

(e)

the financial statements delivered by Seller to Buyer pursuant to Section 4 above, and all other information delivered by Seller to Buyer pursuant to Section 4 above, are true, correct and complete in all material respects

(f)

the “Rent Roll” (herein so called) of the Property, which is effective as of the date indicated thereon, provided by Seller to Buyer in connection herewith, and as the same shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll; and

(g)	there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Buyer after the Closing.

Seller shall deliver a certificate to Buyer at Closing updating and recertifying all of Seller’s representations and warranties set forth in the Agreement and this Addendum, as of the Expected Closing Date. However, notwithstanding any of the foregoing to the contrary, all of the foregoing warranties and representations on the part of Seller shall be to the actual knowledge of A. Terrance Dickens on the same basis as provided in Subsection 5(b) of this Addendum above.

26. Additional Closing Deliveries. Section 10 of the Agreement is hereby modified to provide that, at Closing, Seller shall execute and deliver to Buyer and/or the Escrow Holder, as applicable (i) an Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”), in the form attached to this Agreement as Exhibit “G”, (ii) evidence of the termination of any and all management agreements affecting the Property effective as of the Expected Closing Date, and duly executed by Seller and the property manager(s), (iii) an affidavit in the form required by the Escrow Holder to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity, (iv) certificates of title, or such other instruments of assignment as may be necessary to transfer title to all motor vehicles, if any, to Buyer at Closing, and (v) Seller shall execute and deliver to the Escrow Holder a Seller’s Closing Statement, in conformity with the terms of this Purchase and Sale Agreement, and otherwise in form satisfactory to Seller. Seller and Buyer shall deliver at Closing signed statements or notices to all tenants of the Property notifying such tenants that the Property has been transferred to Buyer and that Buyer is responsible for security Deposit (specifying the amounts of such Deposit) returnable under the leases and notifying such tenants of the new address where tenants are to make rental payments after the Closing. The amounts of the security Deposit set forth in the tenant notices shall correspond to the security Deposit set forth in the Rent Roll, as updated and certified by Seller at the Closing.

27. Casualty. Section 9.1(n) of the Agreement is hereby modified by deleting the number “$250,000” in each place were it appears therein, and substituting therefor the number “$150,000” in each such place. Section 9.1(n) is further modified to provide that in the event Buyer terminates the Agreement pursuant to any termination right provided for therein, the Deposit shall be returned to Buyer by Escrow Agent, without the consent or joinder of Seller being required, and notwithstanding any contrary instructions which might be provided by Seller.

28. Cure Rights. In the event of a default by Seller or Buyer under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default.

29. Termination Fees. Section 8.7 of the Agreement is hereby modified to provide that the “Title Company and Escrow Holder’s cancellation fees and costs” for which Buyer is responsible shall in no event exceed the sum of $500.

30. Title Policy. It shall be a condition to Buyer’s obligation to close that, at Closing, the Title Company shall deliver to Buyer the Title Policy, issued by the Title Company, in the form required by this Agreement; provided that in the event the Title Policy is not available at Closing, then the Title Company shall provide Buyer at Closing, at Buyer’s option, with either (a) a “marked title commitment”, committing to issue the Title Policy in the form required by the Agreement, or (b) a proforma owner’s title policy, with the Title Policy to be delivered to Buyer as promptly after Closing as reasonably possible

31. Multiple Counterparts. Both the Agreement and this Addendum may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement. In making proof of the Agreement and this Addendum, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section.

32. Date of Agreement. Section 1.2 of the Agreement is hereby modified to provide that the term “Date of Agreement”, whenever used in either the Agreement or this Addendum, shall be deemed to mean the later of the dates that this Addendum and the Agreement have been executed by both Seller and Buyer, as set forth on the signature pages hereof.

33. Escrow Holder. Section 1.1 of the Agreement is hereby modified to provide that the Escrow Holder and title insurer shall be Lawyers Title Company, 4100 Newport Place Drive, Suite 120, Newport Beach, CA 92660—Escrow Officer Dawn Niehaus.

34. Joint and Several Liability. Each of the two entities (El Dorado Park Self Storage, LLC, a California limited liability company, and JDV El Dorado Park Storage, LLC, a California limited liability company, not including the members thereof) owning El Dorado Park Self Storage as tenants in common shall be jointly and severally liable for all of Seller’s representations, warranties, covenants and obligations contained in the Agreement and this Addendum concerning El Dorado Park Self Storage. Each of the two entities (405 Self Storage, LLC, a California limited liability company, JDV 405 Storage, LLC, a California limited liability company, not including the members thereof) owning 405 Self Storage as tenants in common shall be jointly and severally liable for all of Seller’s representations, warranties, covenants and obligations contained in the Agreement and this Addendum concerning 405 Self Storage.

35. Notices. Paragraph 19 of the Agreement is hereby supplemented by the following addresses and information for the sending of notices:

To Seller:

Dickens Properties

8150 East Wardlow Road

Long Beach, CA 90808

Tel.: (562) 712-1200

Fax: (714) 459-7230

Email: terry@dickensproperties.com

And

James D. Vandever

27448 Eastvale Road

Palos Verdes Peninsula, CA 90274

Tel.: (310) 918-9834

Fax: (310) 541-2466

jamesvandever@gmail.com

With a copy to:

Law Offices of Roy A. Lesowitz

18201 Von Karman Ave.

Suite 1000

Irvine, CA 92612

Tel.: (949) 724-5208

Fax: (949) 724-5212

Email: roy@lesowitzlaw.com

To Buyer:

SSTI Acquisitions, LLC

111 Corporate Drive, Suite 120

Ladera Ranch, CA 92694

Attn: H. Michael Schwartz

Tel: (949) 429-6600

Fax: (949) 429-6606

with copies to:

SSTI Acquisitions, LLC

5949 Sherry Lane, Suite 1050

Dallas, Texas 75225

Attn: Wayne Johnson\

Tel: (214) 217-9797

Fax: (214) 217-9790;

and

Mastrogiovanni Schorsch & Mersky, P.C.

2001 Bryan Street, Suite 1250

Dallas, Texas 75201

Attn: Charles Mersky, Esq.

Tel: (214) 922-8800

Fax: (214) 922-8801

[Signature page to follow]

SELLER’S SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this ADDENDUM TO STANDARD OFFER, AGREEMENT AND ESCROW INSTRUCTIONS FOR PURCHASE OF REAL ESTATE dated November     , 2010 for the purchase and sale of El Dorado Park Self Storage and 405 Self Storage as of the dates indicated hereinbelow.

Seller:

El Dorado Park Self Storage, LLC,
a California limited liability company,
Tenant-in-Common, as to an undivided 83% interest

By:	/s/ A. Terrance Dickens
Name:	A. Terrance Dickens, Manager

JDV El Dorado Park Storage, LLC,
a California limited liability company
Tenant-in-Common, as to an undivided 17% interest

By:	/s/ James D. Vandever
Name:	James D. Vandever, Manager

Date:	November 5, 2010

405 Self Storage, LLC,
a California limited liability company,
Tenant-in-Common, as to an undivided 83% interest

By:	/s/ A. Terrance Dickens
Name:	A. Terrance Dickens, Manager

JDV 405 Storage, LLC,
a California limited liability company
Tenant-in-Common, as to an undivided 17% interest

By:	/s/ James D. Vandever
Name:	James D. Vandever, Manager

Date:	November 5, 2010

BUYER’S SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this ADDENDUM TO STANDARD OFFER, AGREEMENT AND ESCROW INSTRUCTIONS FOR PURCHASE OF REAL ESTATE dated November     , 2010 for the purchase and sale of El Dorado Park Self Storage and 405 Self Storage as of the dates indicated hereinbelow.

Buyer:

SSTI ACQUISITIONS, LLC
a Delaware limited liability company

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	President

Date:	November , 2010